Exhibit 99.3

FOR IMMEDIATE RELEASE
CONTACT:
George J. Longo	Carl Hymans
Vice President, CFO	G.S. Schwartz & Co.
(215) 345-0919	(212) 725-4500
carlh@schwartz.com

The Quigley Corporation Reports Fourth Quarter & 2007Annual Results

- Increases Investment to $6.5 million in Pharmaceutical R&D in 2007-

DOYLESTOWN, PA. – March 3, 2008 – The Quigley Corporation (Nasdaq: QGLY) today reported net sales of $13.6 million, for the fourth quarter ended December 31, 2007, compared to $14.2 million reported for the same period in 2006. For the year ended December 31, 2007, net sales were $39.5 million compared to $42.1 million reported for the same period in 2006.

The fourth quarter ended December 31, 2007 reflect a net sales decrease for the Company's Cold Remedy segment of $600,000 and for the year ended December 31, 2007, a net sales increase for the Company's Cold Remedy segment of $900,000, respectively, as compared to the same periods of 2006. These changes during 2007 include a price increase and inaugural sales of two new COLD-EEZE® branded line extensions that commenced on July 2, 2007 totaling $4.3 million. The impact of these initiatives were offset by changes in seasonal purchase patterns by our customers that can occur when comparing quarters of different years, and according to industry analysts, 2007 has resulted in the least incidence of colds by consumers in the last eight years.

Despite the aforementioned occurrences offsetting sales gains, the Company believes in the viability of the COLD-EEZE brand to garner acceptance among consumers who want Natural Common Cold remedies that demonstrate proven clinical efficacy and safety. As part of ongoing initiatives to generate future growth, the introduction of two new COLD-EEZE brand extensions, Organix™ Cough and Sore Throat Drops and COLD-EEZE Immune Support Complex-10 (ISC-10) will enable consumers to choose two new options to support their health during the Cold and Flu Season.

Organix Cough and Sore Throat Drops is a proprietary product manufactured in the Company’s certified organic manufacturing facility, the first facility of its kind to obtain USDA organic certification. COLD-EEZE ISC-10 will compete in the growing immune boosting dietary supplement marketplace and features a proprietary blend of 10 important immune supporting nutrients, minerals and herbs shown to support proper immune system functioning. Both of these new products are currently being sold in many major market retailers.

The Health and Wellness segment net sales declined by $4.1 million for the year ended December 31, 2007, which reflects the continued reduction in the number of active independent distributor representatives, and litigation with the sponsor of the Company’s product line in this segment.

Net income for the fourth quarter ended December 31, 2007 was $1.7 million, or $0.12 per share compared to net income of $1.2 million, or $0.09 per share, for the same period last year. Net loss for the twelve-months ended December 31, 2007 was $2.5 million, or ($0.19) per share, compared to a net loss of $1.7 million, or ($0.14) per share, for the same period last year.

The increase in net income for the fourth quarter ended December 31, 2007 is principally attributed to decreased operating expenses for both the Cold Remedy and Health and Wellness segments, which were offset by increases in research and development costs for the pharmaceutical segment.

The increase in net loss for the twelve-months ended December 31, 2007 is principally attributed to increased research and development costs for the pharmaceutical segment to $6.5 million from $3.8 million and a reduction in gross profits from the Health and Wellness operating segment. These increases to net loss were lessened somewhat by improvement in other operating expenses and Cold Remedy gross profits from related increases in net sales and other efficiencies.

As previously announced today by The Quigley Corporation, it completed the sale on February 29, 2008 of its wholly owned subsidiary, Darius International Inc. (“Darius”), which constitutes the Health and Wellness segment, to InnerLight Holdings, Inc. The terms of the agreement include a purchase price of $1 million in cash without guarantees, warranties or indemnifications for the stock of Darius and its subsidiaries.  The unaudited net book value of Darius at December 31, 2007 and 2006 approximate $124,000 and $2.4 million, respectively. Darius’ net sales for 2007 and 2006 approximate $11.2 million and $15.3 million, respectively with a net loss for 2007 and 2006 approximating $600,000 and $1.2 million, respectively.

Over the last few years, net sales of the Health and Wellness segment have declined significantly resulting in continued losses, which is due to the continued reduction in the number of active independent distributor representatives, and the effects of ongoing litigation with the sponsor of its product line.

As the Company continues to review its current structure, ownership of Darius is no longer a benefit since losses by this segment have been a drain for the ongoing research and development costs associated with the ethical pharmaceutical segment. Also, separating this segment will help streamline the structure of the Company, which will focus on continuing operations in OTC product marketing and pharmaceutical research.

Pharmaceutical research and development costs associated with clinical studies for QR-333, including the Phase II(b), an investigational new drug for treating conditions associated with diabetic peripheral neuropathy, increased significantly during 2007 to $4.7 million from $1.9 million invested in 2006.

According to The World Health Organization estimates, more than 171 million people have diabetes worldwide.  It is also estimated that 20 million people, representing approximately 7% of the United States population have diabetes of which some 60% will suffer from mild to severe nerve damage due to diabetic peripheral neuropathy. Conditions associated with diabetic peripheral neuropathy include numbness, skin ulcers, constant pain or extreme sensitivity to stimulus.

The research by the Company is part of its strategic initiatives to generate future growth. These initiatives include capitalizing on the growth potential of Quigley Pharma, a wholly owned Ethical Pharmaceutical subsidiary, by developing natural-source potential prescription products particularly for Diabetic Peripheral Neuropathy, Avian Flu in animals, Rheumatoid Arthritis and for protection against ionizing Radiation and other items.

The following is a summary of ethical pharmaceutical activities that occurred during 2007:

Diabetic Peripheral Neuropathy – QR-333: The number of enrolled subjects continue to increase in our Phase II(b) study designed to evaluate the safety and efficacy of the topical formulation on subjects with diabetic peripheral neuropathy.  Subject screening and enrollment will continue to ensure at least a 140 evaluable patient study population.  Once enrolled, subject treatment time is 12 weeks.  To date the in-progress safety profile for this study has been consistent with favorable safety results of the previous human proof of concept study conducted in France.

Avian Flu Compound – QR-441(a): Positive results were achieved in a preliminary study which demonstrated the compound to be a potential antiviral agent for Infectious Bronchitis and New Castle Disease, two viral poultry diseases that have a significant annual economic impact on the poultry industry. Previous in vitro studies have demonstrated QR-441(a) to be a potent antiviral agent against H5N1 (Avian Flu).

In addition, an agreement was signed with the State of Israel Ministry of Agriculture & Rural Development (MOAG) and the Kimron Veterinary Institute to conduct a clinical trial testing the anti-viral capacity of the Quigley compound QR-441(a) administered as a medical feed and water to chickens exposed to HPAI (Highly Pathogenic Avian Influenza) H5N1.
Patent For Prophylactic And Anti-Transmissivity Uses Of An Anti-Microbial Composition – This patent provides additional protection to an existing composition patent and further supports on-going investigations and potential commercialization opportunities for compounds against avian flu (QR-441(a) and human influenza (QR-435).

Cachexia Treatment Compound – QR-443: Further positive results were obtained for the QR-443 compound for the treatment of Cachexia, a debilitating and life threatening muscle wasting condition associated with cancer, AIDS, renal failure, COPD and rheumatoid arthritis, where inflammation has a significant impact and patients experience loss of weight, muscle atrophy, fatigue, weakness and decreased appetite.  A preliminary follow up Cachexia study, evaluating weight loss in mice concluded that QR-443 was as effective in delaying the progression of Cachexia when given orally as it had been shown to be when administered intra-peritoneally in a previous study. The data compliments the previous study results demonstrating a correlation between effectiveness and the frequency of administration of the QR-443 compound.

Human clinical safety trial designed to evaluate the effects of QR-449: Based on positive preclinical animal data and Institutional Review Board (IRB) approval human clinical safety trials designed to evaluate the effects of QR-449 on subjects with Metabolic Syndrome were initiated. People suffering from Metabolic Syndrome are vulnerable to the most dangerous heart attack risk factors; diabetes, abdominal obesity, high cholesterol and high blood pressure.

Presentation at the New York Society of Security Analysts (NYSSA):  Senior management of the Quigley Corporation made a presentation at the 11th Annual Biotech/Specialty Pharma Industry investor conference in New York City. The presentation is archived for web cast at www.QuigleyPharma.com.

The Quigley Corporation makes no representation that the US Food and Drug Administration or any other regulatory agency will allow this Investigational New Drug to be marketed.  Furthermore, no claim is made that potential medicine discussed herein is safe, effective, or approved by the Food and Drug Administration.

Additionally, data that demonstrates activity or effectiveness in animals or in vitro tests do not necessarily mean the formula test compound; referenced herein will be effective in humans.  Safety and effectiveness in humans will have to be demonstrated by means of adequate and well-controlled clinical studies before the clinical significance of the formula test compound is known.  Readers should carefully review the risk factors described in filings the Company files from time to time with the Securities and Exchange Commission.

About The Quigley Corporation
The Quigley Corporation (NASDAQ: QGLY, http://www.Quigleyco.com) is a diversified natural health medical science company.   Its Cold Remedy segment is a leading marketer and manufacturer of the COLD-EEZE® family of lozenges, gums and sugar free tablets clinically proven to cut the common cold nearly in half.  COLD-EEZE customers include leading national wholesalers and distributors, as well as independent and chain food, drug and mass merchandise stores and pharmacies.   The Quigley Corporation has several wholly owned subsidiaries; Quigley Manufacturing Inc. consists of two FDA approved facilities to manufacture COLD- EEZE® lozenges as well as fulfill other contract manufacturing opportunities. Quigley Pharma Inc. (http://www.QuigleyPharma.com) conducts research in order to develop and commercialize a pipeline of patented botanical and naturally derived potential prescription drugs.

Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risk, uncertainties and other factors that may cause the Company's actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions, changes in interest rates, government regulations, and worldwide competition.

(Tables Follow)

Consolidated Statements of Operations (Unaudited)

The following represents condensed financial data (in thousands) except per share data:

	Three-Months Ended December 31, 2007	Three-Months Ended December 31, 2006	Year Ended December 31, 2007)	Year Ended December 31, 2006
	($)	($)	($)	($)

Net Sales	13,568	14,196	39,475	42,125
Gross profit	8,597	8,997	22,648	22,878
Sales & marketing expenses	1,341	3,530	5,977	8,326
Administrative expenses	4,050	3,122	13,417	13,124
Research & development	1,694	1,286	6,490	3,820
Income taxes (benefit)	-	-	-	89

Net income (loss)	1,661	1,246	(2,458)	(1,748)

Diluted income (loss) per share:
Net income (loss)	$0.12	$0.09	$(0.19)	$(0.14)
Diluted weighted average common shares outstanding:	13,396,497	13,162,534	12,728,706	12,245,073

Consolidated Balance Sheets (Unaudited)

The following represents condensed financial data (in thousands) at December 31, 2007 and 2006:

	2007 ($)	2006 ($)

Cash & cash equivalents	16,085	17,757
Accounts receivable, net	6,673	6,557
Inventory	4,812	4,262
Total current assets	28,835	29,793
Total assets	33,314	34,845
Total current liabilities	10,016	9,252
Long-term debt	-	-
Total stockholders’ equity	23,244	25,529